Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 13, 2025 by and between Highview Sponsor Co., LLC, a Delaware limited liability company and David Boris (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of Highview Merger Corp. Each Party hereto agrees that the Schedule 13D, dated August 13, 2025, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: August 13, 2025

Highview Sponsor Co., LLC

	By:	/s/ David Boris
	Name:	David Boris
	Title:	Managing Member of Highview Sponsor Co., LLC

Date: August 13, 2025

/s/ David Boris
David Boris